AUTOMATIC

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

COVERAGE EFFECTIVE January 18, 2005

PRUCO LIFE INSURANCE COMPANY

(hereinafter referred to as “THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

GENERALI USA LIFE REASSURANCE COMPANY

(hereinafter referred to as “THE REINSURER”)

8330 Ward Parkway

Kansas City, MO 64114

Table of Contents

PREAMBLE	4
1. PARTIES TO THE AGREEMENT	6
2. EFFECTIVE DATE OF THE AGREEMENT	6
3. SCOPE OF THE AGREEMENT	6
4. POLICIES AND RISKS REINSURED UNDER THIS AGREEMENT	6
5. DURATION OF THE AGREEMENT	6
6. BASIS OF REINSURANCE	7
7. AUTOMATIC REINSURANCE TERMS	7
8. PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	8
9. AUTOMATIC REINSURANCE NOTICE PROCEDURE	8
10. FACULTATIVE REINSURANCE	8
11. COMMENCEMENT OF REINSURANCE COVERAGE	9
12. REINSURANCE PREMIUM RATES	9
13. PAYMENT OF REINSURANCE PREMIUMS	10
14. PREMIUM TAX REIMBURSEMENT	11
15. DAC TAX AGREEMENT	11
16. REPORTS	12
17. RESERVES FOR REINSURANCE	12
18. CLAIMS	12
19. MISREPRESENTATION AND MISSTATEMENT	14
20. POLICY CHANGES	14

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21. RECAPTURE	15
22. REINSTATEMENTS	16
23. ERRORS AND OMISSIONS	17
24. INSOLVENCY	17
25. ARBITRATION	18
26. GOOD FAITH	19
27. REPRESENTATIONS AND WARRANTIES	19
28. CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION	20
29. MEDICAL INFORMATION BUREAU	23
30. GOVERNING LAW	23
31. ASSIGNMENT	23
32. ACCESS TO RECORDS	23
33. SEVERABILITY	23
34. REINSURANCE ADMINISTRATION	23
35. NONWAIVER	24
36. COUNTERPARTS	24
37. FINANCIAL REPORTS	24
38. OFFSET	24
39. SURVIVAL	24
40. SERVICE OF SUIT	24
41. NOTICES	24
42. INTEREST	25

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ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

PREAMBLE

Pruco Life Insurance Company (“THE COMPANY) issues policies known as M Premier VUL (MPVUL) as more fully described in the attached Schedule A. With respect to up to 50% of the risk, THE COMPANY will retain at least 10% of the policy risk amount on each policy up to its retention limit. THE COMPANY will cede up to 40% of the policy risk amount to various reinsurers as follows:

•	This Automatic and Facultative Yearly Renewable Term Reinsurance Agreement (this “Agreement”) between THE COMPANY and Generali USA Life Reassurance (“THE REINSURER”).
•	One or more other Automatic and Facultative Yearly Renewable Term Reinsurance Agreements (“Other YRT Agreements”) between THE COMPANY and various reinsurers.

With respect to the remaining 50% of the risk, THE COMPANY is participating in a reinsurance program comprised of several reinsurance agreements. These agreements include the following:

•	Automatic and Facultative Modified Coinsurance Agreement (“Modco Agreement”) between THE COMPANY and M Life Insurance Company
•	Automatic and Facultative Yearly Renewable Term Agreements between THE COMPANY and various reinsurers.

The risks transferred under the Modco Agreement include all significant risks other than the portion of the mortality risk covered under the YRT Agreements on the remaining 50% of the risk.

In the context of the above reinsurance programs, the reinsurance provided under this Agreement and the Other YRT Agreements is known as “THIRD-PARTY REINSURANCE” and THE REINSURER and other reinsurers are known as “THIRD-PARTY REINSURERS”.

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All of the reinsurance agreements referred to above shall operate independently of one another, except where specifically indicated in the agreements.

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in Arizona. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will go into effect on the date the last required signature is affixed (“Effective Date”) and will be applicable to the policies reinsured on the plans that are specified in Schedule A, Section 1, entitled “Policies Reinsured” and that are issued on or after 12:01 A.M. Eastern Time, January 19, 2005 (“Coverage Effective Date”). For the purposes of this Agreement, Coverage Effective Date shall mean the date upon which reinsurance coverage is provided by THE REINSURER.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	POLICIES AND RISKS REINSURED UNDER THIS AGREEMENT

THE REINSURER agrees to indemnify by means of indemnity reinsurance, and THE COMPANY agrees to reinsure with THE REINSURER, according to the terms and conditions hereof, the portion of the policies on an automatic and facultative basis as described and defined in Schedule A, which are placed in force while this Agreement is in effect.

5.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

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Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and until THE REINSURER has fulfilled all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in the ‘PAYMENT OF REINSURANCE PREMIUMS’ section. However, existing reinsurance may be terminated in accordance with the recapture provision described in the ‘RECAPTURE’ section.

6.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

7.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices (the “Underwriting Practices”) applicable at the time of application. Upon request, THE COMPANY shall provide THE REINSURER with a copy of THE COMPANY’s current Underwriting Practices.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the Underwriting Practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. If THE REINSURER determines that the change in underwriting practice would result in a change in reinsurance premium rates, it must communicate to THE COMPANY the proposed new rates as soon as possible within 120 days of the notice of the underwriting change. For any such rate change in reinsurance rates, THE REINSURER must provide THE COMPANY with a 120-day advance notice. If the rate change is unacceptable, THE COMPANY may terminate for the reinsurance of new business by providing a written termination notice within 30 days. The effective date of the termination will be the effective date of the proposed premium rate change.

b.

RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s underwriting guidelines pertaining to foreign residence. However, automatic reinsurance will not be available if the conditions stated in either Foreign Travel Exclusions or Foreign Residence Exclusions in Schedule A apply.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, of which THE COMPANY is aware, shall not exceed the Jumbo Limit as shown in Schedule A.

After a policy has been issued, THE COMPANY may subsequently find that the amount in force and applied for at the time of application was incorrect and that this caused the policy to

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exceed the Jumbo Limit. If THE COMPANY has conducted a diligent search at the time of application which indicated that the then “known” amount of life insurance in force in all companies, including all pending formal applications and increasing ultimate amounts on the applicant’s life in all companies, did not exceed the “Jumbo Limit” as shown in Schedule A, THE REINSURER will provide reinsurance coverage on a “facultative obligatory” basis (i.e., coverage in the amount of THE REINSURER’s retention remaining after deduction of the ultimate amount of other coverage for the applicant’s life). Further, THE REINSURER will undertake commercially reasonable efforts to procure additional amounts of reinsurance coverage sufficient to meet the amount applied for.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.

FACULTATIVE QUOTES. The risk is on a life that has not been submitted facultatively to THE REINSURER or any other reinsurer within the last two years, unless the reason for any prior facultative submission was solely for THE COMPANY’s capacity that may now be accommodated within the terms of this Agreement.

8.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. For any policy reinsured under automatic reinsurance, THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life as shown in Schedule A.

9.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit, or cause to be submitted, to THE REINSURER all relevant individual policy information, as defined in Schedule C.

10.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and THE COMPANY prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, THE COMPANY must submit the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by THE COMPANY regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. An offer may be made for any amount up to the amount applied for by THE COMPANY and at the rating class determined by THE REINSURER. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and provide as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If THE

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COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

11.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement if either (1) all of the conditions for automatic reinsurance coverage under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met, or (2) the death is accidental and the conditions listed in sections ‘b’ through ‘g’ under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s quota share percentage multiplied by $1,000,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

b.

FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and communicating its written acceptance to THE REINSURER and (2) the policy has been issued.

In accordance with (1) in the previous paragraph, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if: (1) the policy is pre-paid, (2) THE REINSURER has made a binding offer, and (3) THE COMPANY has accepted that offer by communicating its written acceptance to THE REINSURER. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement will be limited to the lesser of (a) THE REINSURER’s reinsured portion of the face amount of the policy and (b) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers plus the amount to be retained by THE COMPANY.

12.	REINSURANCE PREMIUM RATES

a.

LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B. Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

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b.

RATES NOT GUARANTEED. Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates for new or inforce business at any time.

i.	New Business

If THE REINSURER changes the rates for new business, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE COMPANY will notify THE REINSURER as to whether the rate change is acceptable within the 90-day reinsurance period. THE REINSURER further agrees that THE COMPANY may terminate for new business as of the effective date of the change if THE COMPANY deems the rate change unacceptable. ii. Inforce Business

If THE REINSURER changes the rates for inforce business, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE REINSURER further agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if THE COMPANY deems a rate change unacceptable.

13.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the issue date and each subsequent policy anniversary. Within 30 days after the close of each Reporting Period, as defined in Schedule A, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in the ‘INSOLVENCY’ section, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

FAILURE TO PAY PREMIUMS. If reinsurance premiums are not paid within 60 days of the close of the Reporting Period, for reasons other than those due to error or omission as defined below in the ‘ERROR AND OMISSIONS’ section, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid. THE COMPANY will be liable for the prorated reinsurance premiums to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

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THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

c.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

14.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

15.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this ‘DAC TAX AGREEMENT’ section by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2008 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

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THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

16.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

17.	RESERVES FOR REINSURANCE

See Schedule A.

18.	CLAIMS

a.

NOTIFICATION OF CLAIMS. THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contestable claims along with the relevant documentation, for all claims incurred within the first two policy years on policies where THE REINSURER’s net amount at risk is in excess of $200,000.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information, including the claim proofs. However for incontestable claims, claim proofs will not be required by THE REINSURER if THE REINSURER’s net amount at risk is less than or equal to $200,000 and THE COMPANY has paid the claim.

Unless otherwise stated by THE COMPANY’s standard claims practices and guidelines, claim proofs include proof of payment, death certificate, and names of beneficiaries. In certain instances, a beneficiary cannot be identified and located until after such time as THE REINSURER has reimbursed the claim in full. While THE COMPANY will make a reasonable effort to notify THE REINSURER of any such cases, THE COMPANY will not be responsible for providing THE REINSURER with that beneficiary’s information.

b.

AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY. THE REINSURER is bound by THE COMPANY’s decisions regarding settlement of all claims. Payment of the benefits by THE REINSURER will be made in a single sum, regardless of THE COMPANY’s settlement options. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER.

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c.

MISREPRESENTATION AND SUICIDE. If either a misrepresentation on the life insurance application or a death of an insured by suicide results in the return of reinsurance premiums by THE COMPANY to Pruco Life, THE REINSURER will refund to THE COMPANY all of the reinsurance premiums paid on that policy.

d.

LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

e.

CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines. THE COMPANY will notify THE REINSURER of any material changes in its claim practices and procedures, other than those required by State or Federal law, thirty (30) days prior to their first use.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE REINSURER may choose not to participate in the contest of a contestable claim. THE REINSURER will have 10 business days from the date of receipt of the complete set of contestable documents to communicate its decision whether to participate in the contested claim. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

•

CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of investigating and adjudicating contestable claims, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit.. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

•

EXTRACONTRACTUAL DAMAGES. Generally, THE REINSURER will not participate in extra-contractual damages, including punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the policies reinsured under this Agreement. THE REINSURER will, however, pay its proportionate share of the statutory penalties awarded against THE COMPANY in connection with claims on the policies reinsured under this Agreement.

The parties recognize that circumstances may arise in which THE REINSURER’s conduct would require, based upon equitable principles of law, THE REINSURER to share proportionately in extra-contractual damages awarded, to the extent permitted by law. The parties agree that for this to occur, THE REINSURER must have been a direct, active decision making participant in the conduct that gives rise to the extra-contractual liability and that intervention is to such an extent that it equitably should be considered when extra-contractual liabilities are apportioned.

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For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute.

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute, exclusive of any penalties imposed pursuant to “unfair claims,” “unfair trade practices” or similar regulatory provisions, assessed as a result of a market conduct exam.

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

19.	MISREPRESENTATION AND MISSTATEMENT

If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

20.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in the ‘REPORTS’ section.

b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.

DEATH BENEFIT OPTION CHANGE. If the death benefit option under a reinsured policy is changed, then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change. After the effective date of the death benefit option change, the reinsurance will be calculated based on the new face amount of insurance.

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f.

REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

21.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full, but not less than in full, the coverage reinsured under this Agreement following the occurrence of any of the following events:

1.

Non-payment of reinsurance claims that are not in dispute that are 60 calendar days past due from THE REINSURER, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2.

Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least 60 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3.	THE REINSURER is deemed insolvent as described in the ‘INSOLVENCY’ section.

4.	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

5.	A change in reinsurance premium rates that is unacceptable to THE COMPANY in accordance with the ‘REINSURANCE PREMIUM RATES’ section of this Agreement.

6.	Any material representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE REINSURER shall not be liable,

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under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

In the event THE REINSURER’s ratio of Total Adjusted Capital (as defined by the NAIC RBC formula and reported on THE REINSURER’s Annual Statement) to Authorized Control Level Risk-Based Capital falls below four hundred percent (400%) and THE COMPANY exercises its recapture right in accordance with the ‘RISK TRIGGER EVENT’ provision in Schedule A of this reinsurance Agreement, a payment will be made between the parties.

The payment shall be based on the formula below and shall be calculated as of the date of recapture using THE REINSURER’s assumptions (excluding margins for adverse deviations) for mortality, expenses, lapses and interest, which were in effect as of the effective date of this Agreement or the date of any subsequent rate changes.

The payment will equal PVFB (t) plus PVFE (t) minus ((1 minus (PVFP (0) divided by PVFGP (0))) times PVFGP (t)), where

PVFB (t) equals Present Value of Future Benefits at time, t

PVFE (t) equals Present Value of Future Expenses at time, t

PVFGP (t) equals Present Value of Future Gross Reinsurance Premiums at time, t

PVFP (0) equals Present Value of Future Profits at time, 0, which equals PVFGP (0) minus PVFB (0) minus PVFE (0),

t equals the number of whole years that each policy was in force as of the time of recapture

In the event that the payment as calculated according to the formula above is less than zero, the payment will be made by THE COMPANY to THE REINSURER. In the event that the amount of the payment is greater than zero, the payment will be made by THE REINSURER to THE COMPANY.

No exercise by THE COMPANY of any recapture right, other than a change to THE REINSURER’s ratio of Total Adjusted Capital to Authorized Control Level Risk-Based Capital as stated above, will give rise to any claims for damages, lost profits, or other form of compensation to THE REINSURER, other than payment of a prorated sum for any amount that might be due and owing under the reinsurance treaty up to the effective date of the recapture.

22.	REINSTATEMENTS

a.

AUTOMATIC REINSURANCE. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance, pursuant to its then current rules, THE REINSURER’s reinsurance for the policy shall be reinstated.

b.	FACULTATIVE REINSURANCE.

i.

Telephone and Short Form Reinstatements. If THE COMPANY has reinstated a policy that was originally ceded to THE REINSURER as facultative reinsurance and the reinstatement was processed under THE COMPANY’s Telephone Reinstatement Process or Short Form Reinstatement Process, then THE REINSURER’s reinsurance for the policy shall be reinstated.

ii.	Long Form Reinstatements. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE REINSURER as facultative reinsurance and the

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reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

•	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

23.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until THE COMPANY has communicated its written acceptance to THE REINSURER.

This provision applies only to errors relating to the administration of reinsurance covered by this Agreement, but does not apply to underwriting errors.

THE REINSURER will not provide coverage for negligent or deliberate acts or for repetitive errors in administration by THE COMPANY unless THE COMPANY has made a good faith effort to correct these errors in a manner acceptable to THE REINSURER. Such agreement shall not be unreasonably withheld by THE REINSURER.

If it is possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

No errors shall be corrected after seven (7) years have elapsed following the date the error occurred.

24.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency

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of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim, THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY shall be under no obligation to THE REINSURER, its liquidator, receiver or statutory successor; however, THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

25.	ARBITRATION

a.

GENERAL. Except for rights granted under the ‘CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION’ section, all disputes and differences under or arising out of this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place in the city in which THE COMPANY maintains its principal place of business.

b.

NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.

PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator. Should either party fail to appoint an arbitrator within thirty business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator.

Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. This process will be repeated until a candidate has agreed to serve as the third arbitrator. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The

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arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. In no event will this date be later than six months after the appointment of the third arbitrator. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.

COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator.

26.	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

27.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ultimate ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Arizona.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of its state of domicile. In addition, THE REINSURER has the authority to do business in the state of Arizona.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.

THE REINSURER warrants that it will comply with all regulatory requirements so that THE COMPANY can receive 100% reinsurance credit on its financial statements for the reinsurance cessions to THE REINSURER. THE REINSURER shall be responsible for any changes or for any collateral requirements necessitated by a change to applicable law.

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f.

As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Upon request by THE COMPANY THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet after THE REINSURER has completed its Annual Statement. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY or if there are material changes to the information provided. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

g.

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

28.	CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION
a.	Confidentiality of Company Confidential Information

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. THE REINSURER will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and will use and disclose Company Confidential Information solely: i) for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; ii) to fulfill its obligation under the Agreement; or (iii) in order to aggregate data with other companies’ data for the purpose of creating mortality or lapse models, provided the data is not personally identifiable as belonging to a party or an insured. Company Confidential Information does not include Personal Information as defined and discussed below.

Notwithstanding the foregoing, the provisions of this ‘Confidentiality of Company Information’ section shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

THE REINSURER shall be permitted to disclose Company Confidential Information only to its employees (individually an “Employee” and collectively, “Employees”) and permitted subcontractors (for the purposes of the Agreement, a retrocessionaire shall be referred to as a subcontractor) having a need to know such information in connection with the performance under this Agreement, provided that any subcontracting, other than the normal course, and disclosure of Company Confidential Information to a subcontractor shall be subject to THE COMPANY’s prior written consent. THE REINSURER shall instruct all Employees and subcontractors who access Company Confidential Information as to their obligations under

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this Agreement, and THE REINSURER shall be responsible for all such subcontractors’ and Employees’ compliance with the terms of this Agreement. If THE REINSURER is required by law to disclose Company Confidential Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Company Confidential Information.

Notwithstanding the foregoing, it is understood and agreed that the Parties will not be prohibited from disclosing Company Confidential Information as might be necessary: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) as required or permitted by an arbitration panel deciding a dispute arising under this agreement; (4) in accordance with applicable law, court order, or by any legitimate regulatory authority; or (5) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement.

In the event that Company Confidential Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.
b.	Confidentiality of Personal Information

“Personal Information” means information provided by or at the direction of THE COMPANY, or to which access was provided in the course of THE REINSURER’s performance of the Agreements that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers). An individual’s social security number, even in isolation, is Personal Information. Prudential business contact information is not by itself Personal Information.

THE REINSURER acknowledges that in the course of its engagement by THE COMPANY, THE REINSURER may receive or have access to Personal Information. In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;
•

It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for THE REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY;

•	It will not, directly or indirectly, disclose Personal Information to anyone outside THE COMPANY, except with THE COMPANY’s prior written consent as permitted under the terms of this Agreement; and
•

It shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Personal Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that THE REINSURER may then possess or control except as may be required to be retained in accordance with applicable regulatory provisions and THE REINSURER’s Document Retention Policy (Personal Information retained in connection with this policy will continue to be subject to any duties of confidentiality imposed by this Agreement). Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable

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by any means. If THE REINSURER is required by applicable law or regulation or THE REINSURER’s written retention program, THE REINSURER may retain one copy. All such Personal Information shall be protected in accordance with this provision. THE REINSURER agrees to destroy all such Personal Information at expiration of the period for which it is required to retain Personal Information. Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Personal Information has been destroyed or returned.

THE REINSURER shall be permitted to disclose Personal Information only to its employees and permitted subcontractors (individually an “Employee” and collectively, “Employees”) having a need to know such information in connection with the performance of the Services, provided that any subcontracting and disclosure of Personal Information to a subcontractor shall be subject to THE COMPANY’s prior written consent THE REINSURER shall instruct all Employees, including subcontractors, as to their obligations under this Agreement. All subcontractors must agree in writing to protect the Personal Information to the standards of this Agreement. THE REINSURER shall be responsible for all Employees’, including subcontractors’, compliance with the terms of this Agreement. If THE REINSURER is required by law to disclose Personal Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Personal Information.

THE REINSURER acknowledges that the disclosure of Personal Information may cause irreparable injury to THE COMPANY and damages, which may be difficult to ascertain. Therefore, THE COMPANY shall, upon a disclosure or threatened disclosure of any Personal Information, be entitled to injunctive relief, and THE REINSURER shall not object to the entry of an injunction or other equitable relief against THE REINSURER on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

THE REINSURER agrees to use commercially reasonable efforts to comply with any and all privacy and/or security policies, rules and practices, as THE COMPANY may issue, amend, or otherwise make available from time to time.

THE REINSURER shall notify THE COMPANY, promptly and without unreasonable delay, of learning that unauthorized access to, disclosure of, or breach in the security of Personal Information may have occurred or been attempted (a “Security Incident”). This notification must be made within two (2) business days of the occurrence. Thereafter, THE REINSURER shall, at its own cost and expense:
•	Promptly furnish to THE COMPANY full details of the Security Incident;
•

Assist and cooperate fully with THE COMPANY in THE COMPANY’s investigation of THE REINSURER, Employees or third parties related to the Security Incident, including but not limited to providing THE COMPANY with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs, files, and data;

•	Cooperate with THE COMPANY in any litigation or other formal action against third parties deemed necessary by THE COMPANY to protect its rights; and
•	Promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, THE REINSURER agrees that in the event of a Security Incident, THE COMPANY shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THE COMPANY’s discretion;

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and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation must be commercially reasonable given the totality of the circumstances and if so, will be at THE REINSURER’s sole cost and expense.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction, modification, disclosure or use of Personal Information which could result in substantial harm or inconvenience to The COMPANY, or to any person who may be identified by such Personal Information. THE REINSURER shall immediately notify THE COMPANY if THE REINSURER is in material breach of this Section. At THE COMPANY’s request, THE REINSURER agrees to certify in writing to THE COMPANY, its compliance with the terms of this Section.

Notwithstanding any remedy of a material breach of this Section , THE COMPANY reserves the right to terminate this Agreement and/or any Engagement Schedule immediately upon written notice to THE REINSURER should such material breach occur, and THE COMPANY may pursue all such remedies as may be available to it at law or in equity.

29.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

30.	GOVERNING LAW

This Agreement shall be governed by the laws of Arizona without giving effect to the principles of conflicts of laws thereof.

31.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

32.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

33.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

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34.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

35.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

36.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

37.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

38.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

39.	SURVIVAL

The ‘ERRORS AND OMISSIONS’, ‘REPRESENTATIONS AND WARRANTIES’, and ‘CONFIDENTIALITY’ sections of this Agreement shall survive the recapture, termination or expiration of this Agreement.

40.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of Arizona, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement. Nothing in this Service of Suit clause is meant to, nor should it be construed to, eliminate arbitration as the exclusive remedy for all disputes under or arising out of this treaty.

41.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS,

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Federal Express or Airborne), addressed to the attention of the applicable party described as follows, or any successor thereof:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

Treaty Department

Generali USA Life Reassurance Company

8330 Ward Parkway

Kansas City, MO 64114

42.	INTEREST

In the event that THE REINSURER has not paid reinsurance benefits to THE COMPANY within sixty days of the due date, or THE COMPANY has not paid reinsurance premiums to THE REINSURER within sixty days of the close of the reporting period, the receiving party may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month (LIBOR) as of when the payment was due. In addition, in the event that reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in the “RECAPTURE” section

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 18, 2005.

PRUCO LIFE INSURANCE COMPANY	GENERALI USA LIFE REASSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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